                                                                  Exhibit (d)(1)

                                                                 Execution Copy










================================================================================

                              ACQUISITION AGREEMENT
                        AND AGREEMENT AND PLAN OF MERGER

                                  by and among

                             SEARS, ROEBUCK AND CO.,

                             INLET ACQUISITION CORP.

                                       and

                                LANDS' END, INC.

                                   dated as of

                                  May 12, 2002

===============================================================================

                                TABLE OF CONTENTS
                                -----------------
                                                                                 Page
                                                                                 ----
ARTICLE I THE OFFER AND MERGER.....................................................2

 SECTION 1.1       THE OFFER.......................................................2
 SECTION 1.2       COMPANY ACTIONS.................................................4
 SECTION 1.3       DIRECTORS.......................................................5
 SECTION 1.4       THE MERGER......................................................7
 SECTION 1.5       EFFECTIVE TIME..................................................7
 SECTION 1.6       CLOSING.........................................................7
 SECTION 1.7       EFFECTS OF THE MERGER...........................................7
 SECTION 1.8       SUBSEQUENT ACTIONS..............................................8
 SECTION 1.9       MERGER WITHOUT MEETING OF STOCKHOLDERS..........................8
 SECTION 1.10      INFORMATION STATEMENT...........................................8

ARTICLE II CONVERSION OF SECURITIES...............................................10

 SECTION 2.1       CONVERSION OF CAPITAL STOCK....................................10
 SECTION 2.2       EXCHANGE OF CERTIFICATES.......................................11
 SECTION 2.3       DISSENTING SHARES..............................................13
 SECTION 2.4       COMPANY OPTION PLANS...........................................13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................15

 SECTION 3.1       CORPORATE EXISTENCE AND POWER..................................15
 SECTION 3.2       CORPORATE AUTHORIZATION; APPROVALS.............................15
 SECTION 3.3       GOVERNMENTAL AUTHORIZATION.....................................16
 SECTION 3.4       NON-CONTRAVENTION..............................................16
 SECTION 3.5       CAPITALIZATION.................................................17
 SECTION 3.6       SUBSIDIARIES...................................................18
 SECTION 3.7       PAST SEC DOCUMENTS.............................................18
 SECTION 3.8       FINANCIAL STATEMENTS; LIABILITIES..............................19
 SECTION 3.9       SCHEDULE 14D-9.................................................19
 SECTION 3.10      ABSENCE OF CERTAIN CHANGES.....................................20
 SECTION 3.11      LITIGATION.....................................................20
 SECTION 3.12      TAXES..........................................................20
 SECTION 3.13      COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS......21
 SECTION 3.14      CONTRACTS......................................................21
 SECTION 3.15      EMPLOYEE BENEFIT PLANS.........................................22
 SECTION 3.16      TRANSACTIONS WITH AFFILIATES...................................24
 SECTION 3.17      INTELLECTUAL PROPERTY..........................................24
 SECTION 3.18      REQUIRED VOTE; BOARD APPROVAL..................................25
 SECTION 3.19      TITLE TO PROPERTIES; ENCUMBRANCES..............................25
 SECTION 3.20      MAJOR SUPPLIERS................................................26
 SECTION 3.21      FINDERS' FEES; OPINION OF COMPANY FINANCIAL ADVISOR............26
 SECTION 3.22      SECTION 203 OF THE DGCL........................................26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER.............26

 SECTION 4.1       CORPORATE EXISTENCE AND POWER..................................27
 SECTION 4.2       CORPORATE AUTHORIZATION; APPROVALS.............................27
 SECTION 4.3       GOVERNMENTAL AUTHORIZATION.....................................27
 SECTION 4.4       NON-CONTRAVENTION..............................................27
 SECTION 4.5       INFORMATION IN THE OFFER DOCUMENTS.............................28
 SECTION 4.6       FINANCING......................................................28


 SECTION 4.7       PURCHASER'S OPERATIONS.........................................28
 SECTION 4.8       VOTE REQUIRED..................................................28
 SECTION 4.9       OWNERSHIP OF COMPANY COMMON SHARES.............................28
 SECTION 4.10      FINDERS' FEES..................................................28

ARTICLE V COVENANTS...............................................................29

 SECTION 5.1       INTERIM OPERATIONS OF THE COMPANY..............................29
 SECTION 5.2       HSR ACT; FOREIGN ANTITRUST LAWS................................31
 SECTION 5.3       ACQUISITION PROPOSALS..........................................31
 SECTION 5.4       CERTAIN TAX MATTERS............................................34
 SECTION 5.5       CERTAIN DELIVERIES.............................................34

ARTICLE VI COVENANTS OF PARENT AND PURCHASER......................................34

 SECTION 6.1       DIRECTOR AND OFFICER LIABILITY.................................34
 SECTION 6.2       EMPLOYEE BENEFITS..............................................35
 SECTION 6.3       CONDUCT OF THE PURCHASER.......................................36

ARTICLE VII COVENANTS OF PURCHASER AND COMPANY....................................36

 SECTION 7.1       REASONABLE BEST EFFORTS........................................36
 SECTION 7.2       CERTAIN FILINGS; COOPERATION IN RECEIPT OF CONSENTS............37
 SECTION 7.3       PUBLIC ANNOUNCEMENTS...........................................37
 SECTION 7.4       ACCESS TO INFORMATION..........................................38
 SECTION 7.5       NOTICES OF CERTAIN EVENTS......................................38
 SECTION 7.6       TRANSFER TAXES.................................................38

ARTICLE VIII CONDITIONS...........................................................38

 SECTION 8.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....38

ARTICLE IX TERMINATION............................................................39

 SECTION 9.1       TERMINATION....................................................39
 SECTION 9.2       EFFECT OF TERMINATION..........................................41
 SECTION 9.3       FEES AND EXPENSES..............................................41

ARTICLE X MISCELLANEOUS...........................................................43

 SECTION 10.1      WAIVERS AND AMENDMENTS.........................................43
 SECTION 10.2      NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES..................43
 SECTION 10.3      NOTICES........................................................43
 SECTION 10.4      INTERPRETATION.................................................44
 SECTION 10.5      COUNTERPARTS...................................................45
 SECTION 10.6      ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES....................45
 SECTION 10.7      SEVERABILITY...................................................45
 SECTION 10.8      GOVERNING LAW..................................................45
 SECTION 10.9      ASSIGNMENT.....................................................45
 SECTION 10.10     HEADINGS.......................................................45
 SECTION 10.11     SPECIFIC PERFORMANCE...........................................45

DEFINED TERM                               PAGE NUMBER
------------                               -----------
Acquisition Proposal......................      33
affiliate(s)..............................      46
Agreement.................................       1
Certificate of Merger.....................       7
Certificates..............................      11
Closing...................................       8
Closing Date..............................       8
COBRA.....................................      23
Code......................................      14
Company...................................       1
Company 10-K..............................      19
Company Balance Sheet.....................      19
Company Common Shares.....................       1
Company Employee Plan.....................      23
Company Employees.........................      36
Company Financial Advisor.................      27
Company Foreign Benefit Plan..............      24
Company Intellectual Property.............      25
Company Material Adverse Effect...........      15
Company Option Plans......................      13
Company Options...........................      14
Company Preferred Shares..................      17
Company Required Governmental Consents....      16
Company Returns...........................      21
Company Stockholder Approval..............      26
Company Subsidiary........................       7
Company Tender Recommendation.............       4
DGCL......................................       1
Dissenting Shares.........................      13
Effective Time............................       8
Employee Option Plan......................      13
ERISA.....................................      22
Exchange Act..............................       2
Expiration Date...........................       2
Fully-Diluted Basis.......................       2
GAAP......................................      19
Governmental Entity.......................      12
HSR Act...................................      16
Indemnified Parties.......................      36
Independent Directors.....................       6
Information Statement.....................       9
Initial Expiration Date...................       2
IRS.......................................      23
Knowledge of Company......................      46

Lien......................................      17
Merger....................................       7
Merger Consideration......................      10
Minimum Condition.........................       2
NYSE......................................      16
Offer.....................................       2
Offer Documents...........................       4
Offer Price...............................       2
Offer to Purchase.........................       2
Option Spread Payment.....................      14
Outside Date..............................       3
Parent....................................       1
Parent Financial Advisor..................      29
Parent Material Adverse Effect............      16
Parent Required Governmental Consents.....      28
Parent Subsidiary.........................       7
Past SEC Documents........................      19
Paying Agent..............................      11
person....................................      46
Post-Signing Returns......................      35
Proxy Statement...........................       9
Purchaser.................................       1
Purchaser Common Stock....................      10
Real Property.............................      26
Real Property Leases......................      26
Schedule 14D-9............................       4
Schedule TO...............................       3
SEC.......................................       3
Securities Act............................      16
Share Purchase Date.......................       5
Subsequent Offering Period................       3
Subsidiary................................       7
Superior Proposal.........................      34
Suppliers.................................      26
Surviving Corporation.....................       7
Tax.......................................      21
Tax Returns...............................      21
Taxes.....................................      21
Taxing Authority..........................      21
Tender Agreements.........................       1
Termination Fee...........................      43
Transactions..............................       1
Transfer Taxes............................      40
Triggering Person.........................      43

Exhibits

Exhibit A - Conditions to the Tender Offer

Schedules

Company Disclosure Schedule

                           ACQUISITION AGREEMENT
                      AND AGREEMENT AND PLAN OF MERGER
                      --------------------------------

          ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 12, 2002, by and among Sears, Roebuck and Co., a New York corporation (the "Parent"), Inlet Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Parent (the "Purchaser"), and Lands' End, Inc., a Delaware corporation (the "Company").

          WHEREAS, this Agreement provides for the Parent to acquire the Company by (i) causing the Purchaser to make a tender offer for all issued and outstanding shares of common stock, par value $0.01 per share, of the Company (referred to herein as "Company Common Shares") for $62.00 per share, net to the seller in cash, and (ii) as promptly as practicable after the closing of such tender offer, causing the Purchaser to merge with and into the Company, with each then issued and outstanding Company Common Share being converted into the same amount of cash per share as paid in the tender offer, upon the terms and conditions set forth herein;

          WHEREAS, the boards of directors of the Parent, the Purchaser and the Company have each declared advisable and approved and adopted this Agreement and the Merger (as defined in Section 1.4 hereof) following the Offer in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

          WHEREAS, the board of directors of the Company has determined that the consideration to be paid for each Company Common Share in the Offer and the Merger is fair to the holders of such Company Common Shares and has resolved to recommend that the holders of such Company Common Shares accept the Offer, tender their Company Common Shares pursuant thereto and approve and adopt this Agreement and each of the transactions contemplated hereby, including the Offer and the Merger (the "Transactions"), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, as a condition and inducement to the Parent's and the Purchaser's entering into this Agreement, certain stockholders of the Company, concurrently herewith, are entering into a Tender Agreement (collectively, the "Tender Agreements"), dated as of the date hereof, with the Parent and the Purchaser, pursuant to which such stockholders are agreeing, subject to the terms and conditions contained therein, to tender the Company Common Shares held by them in the Offer.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I

                             THE OFFER AND MERGER

     Section 1.1  The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 and none of the events set forth in Exhibit A hereto shall have occurred and be continuing, as promptly as practicable and in any event within 7 business days of the date hereof, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder ("Exchange Act")) an offer (the "Offer") to purchase all Company Common Shares at a price of $62.00 per Company Common Share, net to the seller in cash (such price, or the highest of any price per Company Common Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The obligations of the Purchaser to accept for payment and to pay for Company Common Shares validly tendered pursuant to the Offer on or prior to the expiration of the Offer and not withdrawn shall be subject only to (i) there being validly tendered and not withdrawn prior to the final expiration of the Offer that number of Company Common Shares which, together with the Company Common Shares beneficially owned by the Parent or the Purchaser or any of their Subsidiaries, represents at least two-thirds of the Company Common Shares then issued and outstanding on a Fully-Diluted Basis (the "Minimum Condition") and (ii) the other conditions set forth in Exhibit A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Exhibit A hereto. "Fully-Diluted Basis" shall mean, as of any date, the number of Company Common Shares issued and outstanding, together with the Company Common Shares that may be issued by the Company pursuant to warrants, options, rights or obligations outstanding at that date whether or not vested or then exercisable. Unless extended in accordance with Section 1.1(b) and/or Section 1.1(c) below, the Offer shall expire 20 business days after the date of its commencement (the "Initial Expiration Date" and, as may be extended in accordance with Section 1.1(b) and/or Section 1.1(c) below, the "Expiration Date").

          (b) Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company
(such consent to be authorized by the board of directors of the Company or a duly authorized committee thereof), the Purchaser shall not (and the Parent shall cause the Purchaser not to) (i) amend or waive the Minimum Condition,
(ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Company Common Shares sought in the Offer, (v) impose additional conditions or modify any of the conditions set forth in Exhibit A hereto in any manner adverse to the holders of Company Common Shares, or (vi) extend the Offer, except in accordance with Section 1.1(c) or the next sentence. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, but shall, at the request of the Company, (x) from time to time, extend the Offer if at the Initial Expiration Date or the then current Expiration Date, as the case may be, any of the conditions to the Offer set forth in clauses (a), (b) and (f) of Exhibit A shall not be satisfied or waived, until such time as such conditions are satisfied or waived; provided that if any of the conditions to the Offer set forth in clauses (c), (d) or (e) of Exhibit A shall not be satisfied or waived, the Purchaser may, but shall not be required to, extend the Offer beyond the then current Expiration Date; provided further, that if all conditions other than the Minimum Condition are satisfied or waived, the Purchaser may on one occasion for a period not to exceed 20 business days, extend the Offer beyond the then current Expiration Date, and (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided however that the Expiration Date may not be so extended beyond September 30, 2002 (the "Outside Date").

          (c) As soon as practicable after the Expiration Date, assuming the prior satisfaction or waiver of the Minimum Condition and the other conditions of the Offer set forth in Exhibit A as contemplated hereby, the Purchaser shall accept for payment and pay for all Company Common Shares which have been validly tendered and not withdrawn pursuant to the Offer. The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase all Company Common Shares that the Purchaser becomes obligated to purchase pursuant to the Offer, and shall be liable on a direct and primary basis for the performance by the Purchaser of its obligations under this Agreement. If, on the Expiration Date, the Minimum Condition has been satisfied or, with the consent of the Company, waived, and all other conditions to the Offer have been satisfied or waived but less than 90% of the Company Common Shares then issued and outstanding on a Fully-Diluted Basis, together with the Company Common Shares beneficially owned by the Parent, the Purchaser and their Subsidiaries, have been validly tendered and not withdrawn, the Purchaser may extend the Offer for a further period of time, after it has accepted and paid for (in accordance with the first sentence of this Section) all of the Company Common Shares tendered in the initial offer period, by means of a subsequent offering period (a "Subsequent Offering Period") of at least 3 but no more than 20 business days in accordance with Rule 14d-11 under the Exchange Act to meet the objective (which is not a condition to the Offer) that there be tendered prior to the Expiration Date (as so extended) and not withdrawn a number of Company Common Shares which, together with the Company Common Shares beneficially owned by the Parent, the Purchaser and their Subsidiaries, represents at least 90% of the then issued and outstanding Company Common Shares on a Fully-Diluted Basis. During the Subsequent Offering Period, the Purchaser shall immediately accept for payment and promptly pay for all Company Common Shares as they are tendered pursuant to the Offer in accordance with Rule 14d-11 under the Exchange Act.

          (d) If this Agreement has been terminated pursuant to Section 9.1, the Purchaser shall, and the Parent shall cause the Purchaser to, promptly terminate the Offer without accepting any Company Common Shares for payment.

          (e) As soon as practicable on the date the Offer is commenced, the Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO will include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement and all other ancillary offer documents (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Company Common Shares, in each case as and to the extent required by applicable federal securities laws and as contemplated hereby. Each of the Parent, the Purchaser and the Company agrees to correct promptly any information provided by it or on its behalf for use in the Offer Documents if and to the extent that such information shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Company Common Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto before the filing thereof with the SEC. In conducting the Offer, the Parent and the Purchaser shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. In addition, the Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments, whether written or oral, that the Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto.

     Section 1.2  Company Actions.

         (a) The Company hereby represents and warrants that the board of directors of the Company, at a meeting duly called and held, has (i) unanimously determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and each of the Tender Agreements and approved the Transactions and the transactions contemplated by the Tender Agreements and
(iii) subject to the proviso to Section 1.2(b), resolved to recommend that the holders of the Company Common Shares accept the Offer (and has consented to the inclusion of such recommendation in the Offer Documents) and tender their Company Common Shares to the Purchaser thereunder (the "Company Tender Recommendations") and approve and adopt this Agreement and the Merger.

         (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the Company Tender Recommendation; provided that the Company Tender Recommendation need not be made or, if previously made, may be withdrawn, modified or amended to the extent that the board of directors of the Company shall have determined, in good faith after consultation with its legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company's directors under applicable law (it being agreed and understood by the parties that any withdrawal, modification or amendment of the recommendation of the Company's board of directors shall not alter the approval of the Company's board of directors of this Agreement, the Tender Agreements and the Transactions for purposes of Section 203 of the
DGCL). The Company further agrees to take all steps necessary to cause the
Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Company Common Shares, together with the Offer Documents, in each case as and to the extent required by applicable federal securities laws. Each of the Company, the Parent and the Purchaser agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false and misleading in any material respects and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Company Common Shares, in each case as and to the extent required by applicable federal securities laws. The Parent, the Purchaser and their counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 and any amendment thereto before it is filed with the SEC. In addition, the Company agrees to provide the Parent, the Purchaser and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto.

         (c) In connection with the Offer, the Company will as promptly as practicable furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Company Common Shares as of a recent date, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Company Common Shares. Subject to the same exceptions against disclosure of Evaluation Material as contemplated by the Confidentiality Agreement and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, the Parent and the Purchaser and each of their affiliates, associates, partners, directors, officers, employees, agents and advisors shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence and all extracts and summaries thereof; will use such information only in connection with the Transactions, and, if this Agreement is terminated, will deliver or cause to be delivered to the Company, or destroy or cause to be destroyed (and certify such destruction to the Company), all copies of such information then in their possession or under their control.

     Section 1.3  Directors.

         (a) Promptly upon the purchase of and payment for Company Common Shares by the Parent or any of its Subsidiaries representing at least two-thirds of the issued and outstanding Company Common Shares (the "Share Purchase Date") and prior to the Effective Time, (i) the size of the board of directors of the Company shall be increased to 9, (ii) all current directors shall resign, other than 3 of the current directors who are not employees of the Company or stockholders, affiliates, associates or employees of the Parent or the Purchaser (as shall be designated by the board of directors of the Company prior to the Share Purchase Date) and any other current director who may be designated by the Parent, and (iii) a number of persons equal to the aggregate vacancies so created shall be designated by the Parent and shall be elected to fill the vacancies so created. The Company shall, upon request of the Parent, use its reasonable best efforts promptly to secure the resignations of such number of its incumbent directors as is necessary to enable the Parent's designees to be so elected or appointed to the Company's board of directors (and to the extent the Company is not successful in securing all of such resignations, increase the size of the board of directors of the Company to enable the Parent to designate at least two-thirds of the total number of directors of the Company), and shall use its reasonable best efforts to cause the Parent's designees to be so elected or appointed at such time. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the

Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a) (subject to the Parent's timely notification to the Company of such information as is necessary to fulfill such obligations), including mailing to stockholders (together with the
Schedule 14D-9 if the Parent has then provided the necessary information) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Parent's designees to be elected or appointed to the Company's board of directors. The Parent or the Purchaser will supply the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which the Purchaser, the Parent or any of their affiliates may have as a holder or beneficial owner of Company Common Shares as a matter of law with respect to the election of directors of the Company or otherwise.

         (b) As provided in Section 1.3(a), following the Share Purchase Date and prior to the Effective Time, the Company shall cause its board of directors to have at least 3 directors who are directors on the date hereof and who are not employed by the Company and who are not affiliates, associates, stockholders or employees of the Parent or the Purchaser (the "Independent Directors"); provided that if any Independent Directors cease to be directors for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other person(s) who shall not be stockholders, affiliates, associates or employees of the Parent or any of its Subsidiaries to fill such vacancies and such person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement (provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within 5 business days, and further provided that if no such Independent Director is appointed in such time period, the Parent shall designate such Independent Director(s)), provided further that if no Independent Director then remains, the other directors shall designate 3 persons who shall not be stockholders, affiliates, associates or employees of the Parent or any of its Subsidiaries to fill such vacancies and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the Share Purchase Date and prior to the Effective Time, neither the Parent nor the Purchaser will take any action to cause any Independent Director to be removed other than for cause. Notwithstanding anything in this Agreement to the contrary, after the Share Purchase Date and prior to the Effective Time, any approval by the board of directors of the Company or any other Company action must be made at a time when there are at least 3 Independent Directors serving on the board of directors of the Company and with the approval of at least 8 of the 9 directors of the Company (in each case, or such other number of directors that ensures that at least a majority of the Independent Directors has granted such approval) in order to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (iii) take any other action of the Company's board of directors under or in connection with this Agreement in any manner that adversely affects the holders of Company Common Shares, as determined by a majority of the Independent Directors. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as determined appropriate by any of the Independent Directors. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

         For purposes of this Agreement, "Subsidiary" means, with respect to any person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such person or persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any general partner of such partnership association or a majority of the voting interests of the equity ownership of the limited liability company or other business entity. "Parent Subsidiary" means a Subsidiary of the Parent and "Company Subsidiary" means a Subsidiary of the Company.

     Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 1.7 below and the DGCL.

     Section 1.5 Effective Time. The Parent, the Purchaser and the Company shall cause (i) a certificate of merger or (ii) a certificate of ownership and merger as contemplated hereby (in either such case, the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.6 hereof) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time on the date of such filing as is agreed upon by the parties and specified in the Certificate of Merger (the "Effective Time"); provided that the Effective Time shall not be prior to the Share Purchase Date.

     Section 1.6 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Central Standard Time on a date that shall be no later than the third business day after satisfaction or waiver of all of the conditions (other than conditions with respect to actions the respective parties are to take at the Closing) set forth in Article VIII hereof (the "Closing Date"), at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.7  Effects of the Merger

         (a) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of the Purchaser, as in effect at the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation (except that the name and any incorporator of the Surviving Corporation as specified therein shall be the name and incorporator of the Company as specified in its certificate of incorporation as of immediately prior to the Merger).

         (b) At the Effective Time, the by-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended in accordance with applicable law.

         (c) At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

     Section 1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.9 Merger Without Meeting of Stockholders. As soon as practicable after the Purchaser has acquired, pursuant to the Offer or otherwise, at least 90% of the then issued and outstanding Company Common Shares, the Purchaser shall take, or cause to be taken, all necessary and appropriate action to cause the Merger to become effective, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Section 1.10 Information Statement.

         (a) If after the consummation of the Offer and after the Subsequent Offering Period, if any, the Merger cannot be consummated under Section 253 of the DGCL pursuant to Section 1.9, the Company, acting through its board of directors, shall, in accordance with applicable law:

               (i) obtain Company Stockholder Approval by written consent in lieu of a meeting pursuant to Section 228 of the DGCL; and

               (ii) promptly prepare in accordance with the rules and regulations of the SEC and file with the SEC an information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in an information statement (the "Information Statement") and, after consultation with the Parent, respond promptly to any comments made by the SEC with respect to the Information Statement and cause the Information Statement to be mailed to its stockholders;

         (b) At the election of the Company, such stockholder approval may be obtained by duly calling, giving notice of, convening and holding a special meeting of its stockholders in accordance with Section 251(c) of the DGCL, in which case the Company shall promptly prepare and file with the SEC a proxy statement (a "Proxy Statement") otherwise in accordance with the foregoing provisions relating to the Information Statement and include in the proxy statement the recommendation of the board of directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

         (c) Each of the Parent and the Purchaser agrees that it will execute a written consent or vote, or cause to be voted, all of the Company Common Shares acquired by it pursuant to the Offer and otherwise then owned by it and its Subsidiaries in favor of the approval of the Merger and the adoption of this Agreement. In addition, each of the Parent and the Purchaser agrees that from (and including) the Share Purchase Date through the Effective Time, it will not sell, transfer, assign, pledge, exchange or otherwise dispose of any Company Common Shares (including those purchased in the Offer) or rights therein (whether acquired pursuant to the Offer or otherwise).

         (d) No amendment or supplement to the Information Statement will be made by the Company without providing the Parent with the opportunity to review and comment thereon. The Company will advise the Parent, promptly after it receives notice thereof, of any supplement or amendment has been filed, or any request by the SEC for amendment of the Information Statement (or Proxy Statement, as the case may be) or comments of the SEC thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time the Company or the Parent discovers any information relating to either party, or any of their respective affiliates, officers or directors, that should be set forth in an amendment or supplement to the Information Statement (or Proxy Statement, as the case may be), so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the parties shall jointly prepare an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

                                 ARTICLE II

                           CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Common Shares or shares of common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

         (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and the Parent-Owned Stock. All Company Common Shares that are owned by the Company as treasury stock and any Company Common Shares owned by the Parent, the Purchaser or any other wholly-owned Subsidiary of the Parent shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

         (c) Conversion of Shares. Each issued and outstanding Company Common Share (other than shares to be cancelled in accordance with Section 2.1(b) hereof and other than Dissenting Shares (as defined in Section 2.3 hereof)) shall be converted automatically into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the "Merger Consideration"). From and after the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

     Section 2.2 Exchange of Certificates.

         (a) Paying Agent. The Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the benefit of the holders of Company Common Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of Company Common Shares shall become entitled pursuant to Section 2.1(c) hereof. Prior to the Effective Time, the Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. For purposes of determining the amount of Merger Consideration to be so deposited, the Parent and the Purchaser shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Company Common Shares. Such funds shall be invested by the Paying Agent as directed by the Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the Company Common Shares; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Company Common Shares pursuant to Section 2.1(c). Earnings from such investments shall be the sole and exclusive property of the Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Common Shares.

         (b) Exchange Procedures. Promptly after the Effective Time, the Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented issued and outstanding Company Common Shares (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Merger) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed and completed, and such other documents as may reasonably and customarily be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Company Common Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form reasonably satisfactory to the Purchaser) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in each case, in exchange for such affidavit, the appropriate amount of Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.1; provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, upon the request of Purchaser or Parent indemnify the Surviving Corporation and the Parent in a manner reasonably satisfactory to them (by the posting by such person of such bond and security as the Surviving Corporation and the Parent may reasonably request) against any claim that may be made against the Surviving Corporation and the Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

         (c) Transfer Books; No Further Ownership Rights in Company Common Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Company Common Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article
II. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares theretofore represented by such Certificates.

         (d) Termination of Deposit; No Liability. At any time following
6 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it on demand any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed (or of which disbursement is not pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration in respect of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of Company Common Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a "Governmental Entity"), shall, to the extent permitted by applicable laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (e) Withholding Rights. Each of the Surviving Corporation, the Paying Agent and the Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld and paid to the appropriate governmental authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

     Section 2.3  Dissenting Shares.

         (a) Notwithstanding anything in this Agreement to the contrary, Company Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal in accordance with Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Company Common Shares held by him, her or it in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal in accordance with Section 262 of the DGCL, in which case such Company Common Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Company Common Shares pursuant to Section 2.2.

         (b) (i) The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Common Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or agree to do any of the foregoing.

     Section 2.4  Company Option Plans

         (a) As soon as possible following the date of this Agreement, the board of directors of the Company and any committee administering the Company's Stock Option Plan (the "Employee Option Plan"), and the Non-Employee Director Stock Option Plan (collectively with the Employee Option Plan, the "Company Option Plans") shall adopt such resolutions and/or take such other actions as may be necessary or appropriate to effect the provisions of this Section 2.4 and to cause the transactions contemplated by this Section 2.4 to be exempt from the provisions of Section 16(b) of the Exchange Act. All options outstanding under the Company Option Plans are referred to herein as the "Company Options."

         (b) The Parent hereby acknowledges that the transactions contemplated by this Agreement shall (i) constitute a "Sale of the Company" as defined in and pursuant to the Company Options, and, under the terms of those Options, upon the consummation of the Offer, all such Company Options shall fully vest and become exercisable, and (ii) constitute a "Sale of the Company" as defined in and pursuant to the Employment Agreement dated as of December 11, 1998 by and between the Company and David F. Dyer, the President and Chief Executive Officer of the Company. As a result, the Parent and the Company hereby acknowledge and agree that, upon the consummation of the Offer, all conditions and restrictions with respect to the Company Options then outstanding, including limitations on exercisability and vesting, risks of forfeiture and conditions and restrictions requiring continued performance of services or the meeting of any targets or milestones with respect to the exercisability or vesting of any such the Company Options, shall immediately lapse.

         (c) Each Company Option unexercised and outstanding immediately prior to the Effective Time shall at the Effective Time be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, the Merger Consideration. In addition, as contemplated by each of the Company Option Plans, the committee which administers the Company Option Plans shall make the provision for a cash payment to each holder of a Company Option unexercised and outstanding at the Effective Time in accordance with this subsection (c). Each Company Option unexercised and outstanding at the Effective Time shall be cancelled as of the Effective Time in exchange for a cash payment to the holder of the Company Option in an amount equal to the excess of (x) the Merger Consideration multiplied by the number of Company Common Shares purchasable pursuant to such Company Option immediately prior to the Effective Time over (y) the aggregate exercise price for the Company Common Shares purchasable pursuant to such Company Option immediately prior to the Effective Time (in each case assuming such Company Option had been fully vested and fully exercisable as of the Effective Time as contemplated by the immediately preceding subsection), less any amounts as are required to be deducted and withheld under the United States Internal Revenue Code of 1986, as amended (the "Code") or any provision of state or local tax law in connection with such payment (the "Option Spread Payment"). The Company shall make the Option Spread Payment at or promptly following the Closing by check or wire transfer of immediately available funds as directed by the holder of the Company Option.

         (d) As of the Effective Time, the Company Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall be cancelled. At and after the Effective Time, no person shall have any right under the Company Options, the Company Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the amount payable under Section 2.4(c) above.

         (e) Each Company Common Share granted to any employee or director of the Company or any Company Subsidiary as compensation for services that is subject to restrictions on ownership or transferability shall vest in full and become fully transferable and free of restrictions not later than immediately prior to the Effective Time.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company Disclosure Schedule attached hereto (with respect to which any particular reference to a section of this Agreement shall be deemed to be disclosed under all other articles and sections of this Agreement to which it is readily apparent from the text that such disclosure is relevant to such other articles and sections), the Company represents and warrants to the Parent and the Purchaser as follows:

     Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" shall mean any adverse change, effect, event, occurrence or state of facts (A) affecting the financial condition, business, assets, properties, operations or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (B) which would prevent or materially impair the Company from consummating the Offer, the Merger, and the other Transactions, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) any changes or effects resulting from general changes in economic and financial market conditions, (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, rules and regulations or the interpretations thereof) generally applicable to the retail or catalog retail industry that are not unique to the Company and its Subsidiaries, (iii) changes resulting from the announcement of the transactions described in this Agreement or the identity of the Parent or the Purchaser or from the performance of this Agreement and compliance with the covenants set forth herein and (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Transactions. The Company has heretofore made available to the Parent true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

     Section 3.2  Corporate Authorization; Approvals.

         (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the issued and outstanding Company Common Shares with respect to the Merger, if such is required by applicable law, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and, except for the approval of this Agreement by the requisite holders of the issued and outstanding Company Common Shares in the case of the Merger (if required), no other corporate action on the part of the Company is necessary to authorize the consummation of the

Transactions. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the Parent and the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) The board of directors, or an appropriate committee thereof, of the Company has taken (or will take prior to the Merger) all action necessary so that the exemption from Section 16 under the Exchange Act which is contemplated by Section 16b-3(e) is applicable to the disposition of Company Common Shares and Company Options in or in connection with the Merger as contemplated by this Agreement by all persons who are directors and/or officers of the Company.

     Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and foreign antitrust authorities, (c) the New York Stock Exchange (the "NYSE"); (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company and the Parent to consummate the Transactions (the filings and authorizations referred to in clauses (a) through (f) being referred to collectively as the "Company Required Governmental Consents"). As used herein, the term "Parent Material Adverse Effect" shall mean any adverse change, effect, event, occurrence or state of facts resulting in a material adverse change in the ability of Parent to consummate the Offer, the Merger and other transactions contemplated by this Agreement, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts.

     Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene or conflict with the Company's certificate of incorporation or by-laws, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary (except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction),
(c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit or status to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any Company Subsidiary, other than, in the case of each of
(b), (c) and (d), any such items that would not, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company and the Parent to consummate the Transactions. As used in this Agreement, "Lien" means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes, assessments and other governmental levies, fees or charges not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and similar liens and (iii) purchase money liens and liens securing rental payments under capital lease arrangements.

     Section 3.5 Capitalization.

         (a) The authorized capital stock of the Company consists of 160,000,000 Company Common Shares and 5,000,000 shares of preferred stock of the Company, par value $0.01 per share (the "Company Preferred Shares"). As of the close of business on the date hereof, (i) 30,012,942 Company Common Shares were issued and outstanding and 10,207,646 Company Common Shares were held in treasury and (ii) no Company Preferred Shares were issued and outstanding or held in treasury. As of the close of business on the date hereof, the Company Options to acquire an aggregate of 2,804,051 Company Common Shares are outstanding under the Company Option Plans. A complete and correct list, as of the date of the Agreement, of all outstanding Company Options, the number of Company Common Shares subject to such Company Options, the exercise prices and the names of the holders of each Company Option has been provided to the Parent and is attached to the Company Disclosure Schedule. All outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the exercise of the Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's certificate of incorporation, the Company's by-laws or any contract to which the Company is a party or otherwise bound.

         (b) As of the date hereof, except as described in Section 3.5(a), there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or other capital stock of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or other entity, other than loans to Subsidiaries in the ordinary course of business.

     Section 3.6  Subsidiaries.

         (a) No Subsidiary of the Company is a Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act. The Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company, are owned by the Company, directly or indirectly.

         (b) Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has all corporate powers required to carry on its business as now conducted. Each Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

         (c) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Company in each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act or any state securities laws). There are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Company Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries, or obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the Company Subsidiaries or
(iii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company Subsidiaries or any capital stock of, or other ownership interests in, any of the Company Subsidiaries. There are no other persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

     Section 3.7 Past SEC Documents. The Company has filed, in a timely manner, all reports, filings, registration statements and other documents required to be filed by it with the SEC after February 1, 2000 and prior to the date of this Agreement (collectively, the "Past SEC Documents"). As of its filing date or as amended or supplemented prior to the date hereof, each Past SEC Document complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be. No Past SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 3.8  Financial Statements; Liabilities.

         (a) The audited consolidated financial statements of the Company included in the Company annual report on Form 10-K for its fiscal year ended February 1, 2002 (the "Company 10-K") fairly present in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with United States generally accepted accounting principles, consistently applied ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended.

         (b) There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

               (i) liabilities or obligations disclosed or provided for in the Company's consolidated balance sheet included in the Company 10-K (including the notes thereto, the "Company Balance Sheet");

               (ii) liabilities or obligations existing as of February 1, 2002 and not required to be disclosed or provided for in the Company Balance Sheet;

               (iii) liabilities or obligations under this Agreement or incurred in connection with the Transactions;

               (iv) since February 1, 2002, obligations of the Company to comply with all applicable laws;

               (v) since February 1, 2002, ordinary course obligations of the Company and its Subsidiaries under the agreements, contracts, leases and licenses to which they are a party; and

               (vi) other liabilities or obligations incurred since February 1, 2002 which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 3.9 Schedule 14D-9. Neither the Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Offer, nor any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the respective times when the Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, given or mailed to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The
Schedule 14D-9 when filed with the SEC will comply in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the

Company makes no representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of the Parent or the Purchaser for inclusion or incorporation by reference therein.

     Section 3.10 Absence of Certain Changes. Since February 1, 2002, except as otherwise expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, would have a Company Material Adverse Effect. Since February 1, 2002, to the Company's Knowledge, neither the Company nor any Company Subsidiary has taken any action other than in the ordinary course of business which, if taken after the date hereof, would constitute a breach of any provision set forth in Section 5.1 hereof.

     Section 3.11 Litigation. As of the date of this Agreement, (i) there are no, and to the Knowledge of the Company there are no threatened, actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations against the Company, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's or any Company Subsidiary's current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person); and (ii) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors (in their capacity as such) or officers or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person).

     Section 3.12  Taxes

         (a) As used herein, (i) the terms "Tax" or "Taxes" mean any and all taxes, fees, levies, duties, tariffs, imposts, assessments, and other charges of any kind imposed by any Taxing Authority, including but not limited to any and all federal, state, provincial, local or foreign income, gross receipts, windfall or excess profit, employment, franchise, severance, sales, use, value added, license, unclaimed property, customs, stamp, estimated, withholding, or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) the term "Taxing Authority" means any Governmental Entity responsible for the imposition or collection of any Taxes; and (iii) the term "Tax Returns" means any and all federal, state, provincial, local or foreign returns, reports, elections, claims for refund filings, information returns, statements or declarations (including any amendments thereto) relating to Taxes filed or required to be filed with any Taxing Authority.

         (b) With respect to the last 7 taxable years prior to the current taxable year: (i) all Tax Returns required to be filed with any Taxing
Authority by or with respect to the Company and the Company Subsidiaries through the Closing (the "Company Returns") have been or will be filed in accordance with all applicable laws; (ii) the Company and the Company Subsidiaries have timely paid all Taxes shown as due with respect to the periods covered by the Company Returns that have been so filed and, as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and status of the Company and the Company Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and the Company Subsidiaries have paid or will pay when due all estimated Taxes and other Taxes due before or at Closing with respect to periods for which Tax Returns are not due (including because of properly filed extensions) before or at Closing; (iv) to the Company's Knowledge, the Company Returns are not subject to examination currently by any Taxing Authority and no written notice has been received by the Company or any Company Subsidiary with respect to any actual or threatened audit or examination of any Company Return; (v) all deficiencies asserted or assessments made as a result of the examination of the Company Returns have been paid in full or are being contested in good faith; (vi) no waivers of the statutes of limitation have been given with respect to any Taxes of the Company or the Company Subsidiaries; (vii) all Taxes that the Company and the Company Subsidiaries have been required to collect or withhold have been duly collected or withheld and have been or will be duly paid to the proper Taxing Authority when due; (viii) none of the Company or any Company Subsidiary has made, requested or agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year; and (ix) there are no material elections with respect to Taxes affecting the Company or any Company Subsidiary, except, with respect to clauses (i) through
(ix) above, where the failure to take such actions would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.13  Compliance with Laws; Licenses, Permits and Registrations.

         (a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including, without limitation, any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, "Environmental Laws")), except for any such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

         (b) Each of the Company and the Company Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including, without limitation, under any Environmental Law), and from all Governmental Entities required by the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 3.14 Contracts. Each material lease, license, contract, agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except where the failure thereof would not have a Company Material Adverse Effect, and there are no existing defaults thereunder with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, the other parties thereto, except for those defaults that would not have a Company Material Adverse Effect. Other than any agreement among only the Company and one or more of its wholly-owned Company Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any agreement that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time.

     Section 3.15  Employee Benefit Plans.

         (a) Section 3.15 of the Company Disclosure Schedule contains an accurate and complete list of (i) each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each employment, severance, change in control, termination, or similar contract, plan, arrangement or policy, and
(iii) each other material employee benefit plan, program or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, health or medical benefits, disability benefits, life insurance and any other paid time off programs, workers' compensation, supplemental unemployment benefits and post-employment or retirement benefits which is maintained, sponsored or contributed to by the Company or any of its affiliates on behalf of any employee or former employee of the Company or any Company Subsidiary located within the United States (each, a "Company Employee Plan").

         (b) Each Company Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the United States Internal Revenue Service (the "IRS") that such Company Employee Plan is qualified under Section 401(a) of the Code.

         (c) Neither the Company nor any Company Subsidiary maintains, contributes to or has any liability under or with respect to any plan subject to Title IV of ERISA, or any "multiemployer plan" (as defined in Section 3(37) of ERISA). No asset of the Company or any Company Subsidiary is subject to any lien under ERISA or the Code. There are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Company Employee Plan (other than routine claims for benefits) which could result in material liability to the Purchaser or the Parent, and to the Knowledge of the Company there are no facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims.

         (d) In all material respects, (i) each of the Company Employee Plans has been maintained, funded and administered, in both form and operation, in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and any other applicable laws, and (ii) all filings required for the Company Employee Plans and all contributions to the Company Employee Plans have been timely made. The Company and the Company Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of

Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"), and the Company and each Company Subsidiary have no obligations under any Company Employee Plan or otherwise to provide health, medical, dental or disability benefits to former employees of the Company or the Company Subsidiaries or any other person, except as specifically required by COBRA.

         (e) With respect to each Company Employee Plan, the Company has made available to the Parent and the Purchaser true, complete and correct copies of, to the extent applicable: (i) the current plan documents and summary plan descriptions, (ii) annual reports (Form 5500 series) filed with the IRS (with applicable attachments) for the previous two years, (iii) financial statements and the Company's Retiree Program actuarial valuation statements for the previous two years and (iv) the most recent determination letter received from the IRS.

         (f) None of the Company, any Company Subsidiary, any affiliate of the Company or any Company Subsidiary, nor to the Knowledge of the Company, any plan fiduciary of any Company Employee Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) which would subject the Company, the Parent, the Purchaser or the Surviving Corporation to any material taxes, penalties or other liabilities resulting from such prohibited transaction and, to the Knowledge of the Company, no condition exists that would subject any of the Company, the Parent, the Purchaser or the Surviving Corporation to any material excise penalty tax or fine related to any Company Employee Plan.

         (g) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or (iii) require the immediate funding or financing of any compensation or benefits.

         (h) Section 3.15 of the Company Disclosure Schedule contains an accurate and complete list of all employee benefit plans, agreements or arrangements applicable to employees of the Company or any of its Subsidiaries located outside the United States of America (a "Company Foreign Benefit Plan"). With respect to any Company Foreign Benefit Plans providing benefits as mandated by applicable foreign laws, the Company has established and maintained such Company Foreign Benefit Plan in accordance with such applicable foreign laws, except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect.
With respect to any non-legally mandated Company Foreign Benefit Plan: (i) all employer and employee contributions to such Company Foreign Benefit Plan required by law or by the terms of such Company Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the book reserve established for any Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and
(iii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except in the case of each of (i), (ii) and (ii), where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (i) Any Company Employee Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

         (j) Neither the Company nor any Company Subsidiary has used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (within the meaning of Section 414(n) of the Code), or individuals who have provided services as independent contractors in such a way that would (A) entitle such individuals to participate in a Company Employee Plan or (B) reasonably be expected to result in the disqualification of any of the Company Employee Plans or the imposition of penalties or excise taxes with respect to the Company Employee Plans by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

     Section 3.16 Transactions with Affiliates. Except to the extent disclosed in the (i) Company 10-K, (ii) the proxy or information statements of the Company dated after or used after February 1, 2002, and prior to the date hereof, and
(iii) all other reports, filings, registration statements and other documents filed by the Company with the SEC after February 1, 2002 and prior to the date hereof, there have been no transactions, agreements, arrangements or understandings prior to the date hereof between the Company or its Subsidiaries, on the one hand, and the affiliates of the Company (other than wholly-owned Subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section 3.17 Intellectual Property. The Company and its Subsidiaries own or have the right to use all Company Intellectual Property necessary to carry on their respective businesses as currently conducted, except where, individually or in the aggregate, such failure would not have a Company Material Adverse Effect. As used in this Agreement, "Company Intellectual Property" means all United States and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights, (including registrations and applications for any of the foregoing); computer programs, including any and all databases and compilations, including any and all data and collections of data; trade secrets; and any other owned by the Company and its Subsidiaries or held for use or used in the business of the Company and its Subsidiaries as conducted as of the date hereof, or as presently contemplated to be conducted and any licenses to use any of the foregoing.

         (a) To the Knowledge of the Company, neither the Company nor its Subsidiaries have received written notice from any third party regarding any actual or potential infringement or misappropriation, or other violations, by the Company or any of its Subsidiaries of any intellectual property of such third party except, where individually or in the aggregate, such actual or potential infringement or misappropriation, or other violations would not have a Company Material Adverse Effect;

          (b) To the Knowledge of the Company, (i) neither the Company nor its Subsidiaries have received written notice from any third party regarding any material assertion or claim challenging the validity of any Company Intellectual Property, and (ii) no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property, in each case, except as, individually or in the aggregate, would not have a Company Material Adverse Effect;

          (c) All of the issued or registered material Company Intellectual Property owned by the Company is held of record in the name of the Company or the applicable Subsidiary free and clear of all Liens, and is not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.

     Section 3.18 Required Vote; Board Approval.

          (a) The affirmative vote of the holders of two-thirds of the issued and outstanding Company Common Shares (the "Company Stockholder Approval") is the only vote of any class or series of capital stock of the Company required by law, rule or regulation or the certificate of incorporation or the bylaws of the Company to approve this Agreement and the Merger, in the event the Special Meeting is required.

          (b) The Company's board of directors has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions and (iii) subject to Section 1.2(a), resolved to recommend to such stockholders that they accept the Offer, tender their Company Common Shares pursuant thereto and, in the event the Special Meeting is required, vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

     Section 3.19 Title to Properties; Encumbrances.

          (a) Section 3.19(a) of the Company Disclosure Schedule sets forth a list of all the real property ("Real Property") which is owned in fee by the Company or its Subsidiaries. The Company or its Subsidiaries, as the case may be, has good, marketable and insurable title to the Real Property.

          (b) The Company has heretofore made available to the Parent a true correct and complete copy of all material leases and subleases ("Real Property Leases") under which the Company or its Subsidiaries has the right to occupy space, including all amendments thereto. All Real Property Leases are, in all material respects, valid, binding and enforceable against the Company and its Subsidiaries and, to the Company's Knowledge, the other parties thereto, in accordance with their terms; neither the Company nor any of its Subsidiaries has received notice of any default by the Company or any of its Subsidiaries under any Real Property Leases which, individually or in the aggregate, would have a Company Material Adverse Effect; there are no existing defaults with respect to the Company or its Subsidiaries or, to the Company's Knowledge, the other parties thereto or any condition or event which with the giving of notice or lapse of time would constitute a default by the Company or any of its Subsidiaries thereunder which, individually or in the aggregate, would have a Company Material Adverse Effect.

          (c) Neither the Company nor any Subsidiary is obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

     Section 3.20 Major Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth the ten largest suppliers of the Company in terms of costs recognized for the purchase of products or services during the fiscal year ended February 1, 2002 (the "Suppliers"). As of the date of this Agreement, the Company has not received any written or oral notice from any of the Suppliers of a plan or intent to, and to the Knowledge of the Company none of the Suppliers plan or intend to, terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its products to or services to the Company.

     Section 3.21 Finders' Fees; Opinion of Company Financial Advisor.

          (a) Except for Peter J. Solomon Company Limited (the "Company Financial Advisor"), no investment banker, broker, finder or other such intermediary has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary or is entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the Transactions. The Company has provided the Parent with true and correct copies of all agreements between the Company and the Company Financial Advisor.

          (b) The Company has received the opinion of the Company Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by holders of Company Common Shares is fair to such holders (other than, if applicable, the Parent and any Parent Subsidiary) from a financial point of view.

     Section 3.22 Section 203 of the DGCL. The board of directors of the Company has taken all action necessary so that the provisions of Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) will not apply to the Parent and the Purchaser's acquisition of beneficial ownership of Company Common Shares pursuant to the Offer and the Merger or to the execution, delivery or performance of this Agreement or the Tender Agreements. Other than Section 203 of the DGCL, no state takeover or similar statute or regulation in any jurisdiction in which the Company does business applies or purports to apply to the Offer, the Merger, this Agreement or the Tender Agreements, or any of the Transactions.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

          Except as disclosed in the Parent Disclosure Schedule attached hereto, the Parent and the Purchaser represent and warrant to the Company as follows:

     Section 4.1 Corporate Existence and Power. Each of the Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each of the Parent and the Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Parent has heretofore made available to the Company true and complete copies of the Parent's certificate of incorporation and by-laws as currently in effect. Since the date of its incorporation, the Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 4.2 Corporate Authorization; Approvals. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Transactions are within the corporate powers of the Parent and the Purchaser and have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of the Parent and the Purchaser, enforceable in accordance with its terms.

     Section 4.3 Governmental Authorization. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than
(a) those set forth in clauses (a) through (e) of Section 3.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) have a Parent Material Adverse Effect or (y) prevent or materially impair the ability of the Parent and the Purchaser to consummate the Transactions (the filings and authorizations referred to in clauses (a) and (b) being referred to collectively as the "Parent Required Governmental Consents").

     Section 4.4 Non-Contravention. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Transactions do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of the Parent or the certificate of incorporation or by-laws of the Purchaser, (b) assuming that all of the Parent Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Parent or any Parent Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Parent or any Parent Subsidiary or to a loss of any benefit or status to which the Parent or any Parent Subsidiary is entitled under any provision of any material agreement, contract or other instrument binding upon the Parent or any Parent Subsidiary or any material license, franchise, permit or other similar authorization held by the Parent or any Parent Subsidiary, or (d) result in the creation or imposition of any Lien on any material asset of the Parent or any Parent Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) have a Parent Material Adverse Effect or
(y) prevent or materially impair the ability of the Parent or the Purchaser to consummate the Transactions.

     Section 4.5 Information in the Offer Documents. Neither the Offer Documents, any other document required to be filed by the Parent or the Purchaser with the SEC in connection with the Transactions, nor any information supplied by the Parent or the Purchaser for inclusion or incorporation by reference in the Schedule 14D-9 or Information Statement (or Proxy Statement, as the case may be) will, at the respective times when such are filed with the SEC and/or are first published, given or mailed to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Offer Documents when filed by the Purchaser with the SEC will comply in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, neither the Parent nor the Purchaser makes any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

     Section 4.6 Financing. At the time of execution of this Agreement, expiration of the Offer and at the Effective Time, either the Purchaser will have available or the Parent will make available to the Purchaser the funds necessary to purchase all of the Company Common Shares pursuant to the Offer and the Merger and to pay all fees and expenses in connection therewith.

     Section 4.7 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

     Section 4.8 Vote Required. No vote of the holders of any of the outstanding shares of capital stock or any other securities of the Parent is necessary to approve this Agreement or any of the Transactions.

     Section 4.9 Ownership of Company Common Shares. As of the date of this Agreement, neither the Parent nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), any Company Common Shares, except for the Tender Agreement.

     Section 4.10 Finders' Fees. Except for Morgan Stanley & Co. Incorporated (the "Parent Financial Advisor"), whose fees will be paid by the Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Parent or any of its affiliates upon consummation of the Transactions.

                                    ARTICLE V

                                    COVENANTS

     Section 5.1 Interim Operations of the Company. Except as set forth in the
Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, unless otherwise approved in writing by the Parent, which approval shall not be unreasonably withheld or delayed, from the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to
(i) preserve intact its present business organization and (ii) maintain in effect all material foreign, Federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Parent, which shall not be unreasonably withheld or delayed, the Company shall not, nor shall it permit any Company Subsidiary to:

          (a) amend its certificate of incorporation or by-laws;

          (b) split, combine or reclassify any shares of capital stock of the Company or any less-than-wholly-owned Company Subsidiary or declare, set aside for payment or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Common Shares or any other Company capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company equity or equity related securities or any equity or equity related securities of any Company Subsidiary;

          (c) issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of the Company's capital stock of any class or series or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible or exchangeable securities, other than in connection with the issuance of Company Common Shares upon the exercise of Company Options, the granting of Company Options to acquire Company Common Shares in the ordinary course of business consistent with past practice (including under the Employee Option Plan, as proposed to be amended at the Company's 2002 annual meeting) and the issuance of Company Common Shares in accordance with the terms of the Director Stock Grant Plan;

          (d) amend any term of any outstanding security of the Company or any Company Subsidiary; provided that the Company may amend the Employee Option Plan at its 2002 annual meeting as disclosed in the Company's definitive proxy statement filed with the SEC on April 12, 2002;

          (e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budget for the Company and the Company Subsidiaries, which budget is included in or attached to the Company Disclosure Schedule or (ii) not otherwise described in clause (i) which, in the aggregate, do not exceed $5.0 million;

          (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) or propose to acquire in one transaction or a series of related transactions (i) any assets (including any equity interests) outside of the ordinary course of business or (ii) all or substantially all of the equity interests of any person or any business or division of any person;

          (g) sell, lease, encumber or otherwise dispose of any material assets, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of the business of the Company and the Company Subsidiaries and (iii) assets related to discontinued operations of the Company or any Company Subsidiary;

          (h) other than with respect to contracts terminable upon no more than 90 days' notice without penalty, enter into any new contract or agreement, or modify, amend, terminate or renew any existing contract or agreement to which the Company or any of its Subsidiaries is a party, other than (i) in the ordinary course of business or (ii) if the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified, terminated or renewed, is or would be less than $250,000 (or $2 million in the aggregate);

          (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings made in the ordinary course of business under existing credit facilities of the Company within the borrowing capacity thereunder as of the date hereof);

          (j) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of the Company or any Company Subsidiary, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary thereunder; provided that the Company may amend its Employee Option Plan at its 2002 annual meeting as disclosed in the Company's definitive proxy statement filed with the SEC on April 12, 2002;

          (k) (i) except as required by law or an agreement, policy or arrangement existing on the date hereof, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee health, welfare or retirement benefits, (ii) except as required by law or a written agreement, policy or arrangement existing on the date hereof, grant any severance or termination pay or rights to any director, officer or employee of the Company or any Company Subsidiary, (iii) adopt any additional Company Employee Plan or, except in the ordinary course of business or as required by law, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any Company Employee Plan; provided however that the Company may adopt a change in control policy or enter into agreements providing for payments to be made by the Company in connection with, among other things, a change in control of the Company, in each case, with such employees and substantially on the terms disclosed in Section 3.15 of the Company Disclosure Schedule; provided further that the Company may amend its Employee Option Plan at its 2002 annual meeting as disclosed in the Company's definitive proxy statement filed with the SEC on April 12, 2002;

         (l) change the Company's (x) methods of accounting in effect at February 1, 2002, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants or
(y) fiscal year;

         (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than: (i) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet, (ii) those incurred in the ordinary course of business or (iii) those incurred as otherwise permitted by this Section 5.1;

         (n) except as described in Section 3.15 of the Company Disclosure Schedule, make payments or distributions (other than normal salaries and other compensation in the ordinary course of business consistent with past practice) to any affiliate of the Company;

         (o) except as disclosed in Section 3.4 of the Company Disclosure Schedule, permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payable payee to be cancelled or terminated with notice to the Parent;

         (p) knowingly do any act or omit to do any act that would result in a breach of any representation, warranty or covenant by the Company set forth in this Agreement or, except as permitted by Section 5.3, otherwise materially impair or delay the ability of the Company to consummate the Offer or the Merger; or

         (q) agree, resolve, commit or publicly announce an intention to do any of the foregoing;

provided that the limitations set forth in clauses 5.1(a) through 5.1(q) shall not apply to any action, transaction or event occurring exclusively between the Company and any wholly-owned Company Subsidiary or between any wholly-owned Company Subsidiaries.

     Section 5.2 HSR Act; Foreign Antitrust Laws. The Company and the Parent shall cooperate with one another and shall take all reasonable actions necessary to prepare and file as soon as practicable following the date hereof, but in no event later than 10 business days after the date hereof, notifications under the HSR Act and any foreign antitrust, investment or competition law or regulation and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any foreign Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any other Governmental Entity in connection with antitrust or competition matters.

     Section 5.3 Acquisition Proposals.

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

         (a) The Company agrees that after the date hereof it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary, directly or indirectly, to

               (i) solicit, initiate or knowingly facilitate or encourage the submission of any tender or exchange offer involving the Company or any proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its significant subsidiaries, any purchase of a material portion (by value) of the assets of the Company and its Subsidiaries taken as a whole or a material portion of the Company Common Shares, other than the Transactions (an "Acquisition Proposal"),

               (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to lead to, an Acquisition Proposal,

               (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities, or

               (iv) enter into any agreement (other than a confidentiality agreement on customary terms and conditions) with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal other than in the manner contemplated by this Section 5.3; provided that if the Company enters into such a confidentiality agreement with respect to an Acquisition Proposal that contains provisions that are less protective to the Company than the provisions of the confidentiality agreement dated as of February 29, 2002, by and between the Parent and the Company (the "Confidentiality Agreement"), the Company agrees to amend the Confidentiality Agreement so as to provide the Parent with the benefit of any such less protective provisions;

provided, however, that prior to the Share Purchase Date and subject to the other provisions of this Section 5.3,

     (1) in response to a written Acquisition Proposal, the Company may request clarifications from (but not, in reliance on this subsection (1), enter into negotiations with or furnish nonpublic information to) any third party which makes such written Acquisition Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary for the Company to ascertain whether such Acquisition Proposal is a Superior Proposal;

     (2) the Company may take any action described in clauses (a)(ii) or
(a)(iii) of this Section in respect of any person, but only if such person delivers an Acquisition Proposal that, in the good faith judgment of the Company's board of directors, is a Superior Proposal and in the good faith judgment of the Company's board of directors after consultation with its legal counsel, the failure to respond to such Acquisition Proposal would be inconsistent with its fiduciary duties to the Company's stockholders; and

     (3) the Company may enter into an agreement (other than a confidentiality agreement, which may be entered into as contemplated by clause (a)(iv) of this Section) regarding an Acquisition Proposal, or approve or recommend any Acquisition Proposal, in each case, at any time after the third business day following the Parent's receipt of written notice from the Company (i) advising the Parent that the board of directors of the Company has received a Superior Proposal which it intends to accept, identifying the person making such Superior Proposal and specifying the financial and other material terms and conditions of such Superior Proposal and (ii) inviting the Parent to propose adjustments in the terms and conditions of this Agreement with a view to enabling the Company to proceed with the transactions contemplated herein on such adjusted terms (provided that the Company shall fully cooperate, and cause its legal and financial advisors to cooperate, with the Parent in making any such adjustments). The Company may not exercise its right to terminate this Agreement under Section 9.1(c)(iii) and may not enter into a binding agreement with respect to such Superior Proposal, unless prior to or concurrent with such termination, the Company shall have paid to the Parent the Termination Fee as contemplated by Section 9.3;

provided further that nothing contained in this Section 5.3 or elsewhere in this Agreement shall prevent the Company's board of directors from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by the fiduciary duties of the Company's directors or by applicable law.

For purposes of this Agreement, "Superior Proposal" means a bona fide, written Acquisition Proposal not received in violation of Section 5.3(a) that is fully financed or reasonably capable of being fully financed and is on terms that the board of directors of the Company determines in good faith after consultation with its financial advisors would or is reasonably likely to result in a transaction that, if consummated, would be more favorable to the Company's stockholders (taking into account all such factors as the board deems relevant, including, among other things, the identity of the offeror, the likelihood that such transaction will be consummated and all legal, financial, regulatory and other aspects of the proposal) than the Transactions.

         (b) The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The Parent acknowledges that, prior to the date of this Agreement, the Company has solicited or caused to be solicited by the Company Financial Advisor indications of interest and proposals for an Acquisition Proposal.

         (c) The Company shall (i) promptly (and in no event later than 2 business days after receipt of any Acquisition Proposal or inquiry) notify the Parent after receipt by it (or its financial advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, identifying such person, and the financial and other material terms and conditions of any Acquisition Proposal or potential Acquisition Proposal, (ii) promptly notify the Parent after receipt of any request for nonpublic information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any person, that may be considering making, or has made, an Acquisition Proposal, (iii) prior to furnishing any such written information, the Company shall use its reasonable best efforts to provide reasonable advance notice to the Parent that it intends to do so, (iv) promptly provide the Parent with any nonpublic information which is given to such person pursuant to this Section 5.3(c), and (v) promptly keep the Parent advised of the status and the financial and other material terms and conditions of any such Acquisition Proposal, indication or request.

     Section 5.4 Certain Tax Matters. The Company agrees that after the date hereof it:

         (a) will file timely all material Tax Returns ("Post-Signing Returns") required to be filed by it (after taking into account any applicable extensions), timely pay all material Taxes due and payable with respect to such Post-Signing Returns that are so filed, accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective time; and

         (b) will not make any material Tax election other than in the ordinary course of business consistent with past practice, change any material Tax election already made, adopt any material accounting method or change any material accounting method relating to Taxes unless required by GAAP, enter into any closing agreement or settle any material claim or material assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment.

     Section 5.5 Certain Deliveries. The Company agrees that prior to 21 days after the date hereof, it shall deliver to the Parent (a) true and complete copies of any Company Subsidiary's constitutive documents not made available prior to the date hereof and (b) a complete and accurate list of foreign trademarks owned by the Company and its Subsidiaries.

                                   ARTICLE VI

                        COVENANTS OF PARENT AND PURCHASER

     Section 6.1 Director and Officer Liability.

         (a) From and after the Effective Time, the Parent and the Surviving Corporation jointly and severally shall indemnify, to the full extent permitted under the DGCL, the present and former directors and officers of the Company and its Subsidiaries (the "Indemnified Parties") in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of the Company or its Subsidiaries (including the Transactions). Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the Transactions, occurring prior to and including the Effective Time, the Surviving Corporation, to the extent permitted and on such conditions as may be required by the DGCL, will periodically advance expenses to such Indemnified Party for his or her legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.

         (b) For not less than six years after the Effective Time, the Parent or the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by the existing directors' and officers' liability insurance of the Company with respect to actions that shall have taken place prior to or at the Effective Time, on terms and conditions (including coverage amount) no less favorable to such persons than those in effect on the date hereof under the existing directors' and officers' liability insurance of the Company; provided that at the Parent's election, the Parent may meet its obligations under this Section 6.1(b) by covering such persons under the Parent's insurance policy or policies on the terms described in this Section 6.1(b).

         (c) If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, honor the indemnification and insurance obligations set forth in this Section 6.1.

         (d) The obligations of the Surviving Corporation and the Parent under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any person to whom this Section 6.1 applies without the prior written consent of such affected person.

     Section 6.2 Employee Benefits.

         (a) During the period commencing on the date of the Effective Time and ending on the first anniversary thereof, the Parent shall provide (or shall cause the Surviving Corporation to provide) employees that were employees of the Company and the Company Subsidiaries immediately prior to the Effective Time ("Company Employees") with salary and benefits under the Company Employee Plans that are no less favorable in the aggregate than those provided by the Company and the Company Subsidiaries to such employees immediately prior to the Effective Time (including, without limitation, benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus plans, and retiree benefit plans, policies and arrangements), excluding any equity related compensation. Except to the extent necessary to avoid duplication of benefits, the Parent shall recognize (or cause to be recognized) service with the Company and the Company Subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for purposes of vesting. eligibility to participate, severance and vacation accrual under employee benefit plans or arrangements maintained by the Parent, the Surviving Corporation or any Subsidiary of the Parent, if any, in which Company employees are eligible to participate following the Effective Time.

         (b) From and after the Effective Time, the Parent shall, and shall cause the Parent Subsidiaries to, waive any pre-existing condition limitations and credit any deductibles and out-of-pocket expenses that are applicable and/or covered under the Company Employee Plans, and are incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation in any employee benefit plans or arrangements maintained by the Parent or any Parent Subsidiary.

         (c) The provisions of this Section 6.2 shall not create in any Company Employee any rights to employment or continued employment with the Parent or the Surviving Corporation or any of their respective Subsidiaries or affiliates.

         (d) From and after the Effective Time, the Parent shall honor and perform, and shall cause the Surviving Corporation to honor and perform, in accordance with their respective terms, the severance, change in control and termination programs, policies, agreements (including any change in control, termination, severance agreements or employment agreements containing such type of provisions) and plans of the Company or any Company Subsidiary set forth in Section 6.2 of the Company Disclosure Schedule; provided, however, that the foregoing shall not restrict the Parent's or the Surviving Corporation's right to amend or terminate any such programs, policies, agreements and plans in accordance with the terms thereof and this Section 6.2.

     Section 6.3 Conduct of the Purchaser. The Parent will take all action necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                   ARTICLE VII

                       COVENANTS OF PURCHASER AND COMPANY

     Section 7.1 Reasonable Best Efforts. Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions as promptly as practicable; provided that nothing in this Section shall require the Company, the Parent or the Purchaser to take any action which would be inconsistent with the fiduciary duties of its board of directors as such duties would exist under applicable law in the absence of this Section; provided further that, for these purposes, reasonable best efforts of the Company, the Parent and/or the Purchaser shall be deemed to include, without limitation, (i) offering to enter into, and entering into, any settlement, undertaking, consent decree, stipulation or agreement or agreeing to any order regarding antitrust matters in connection with any objections of any Governmental Entity to the Transactions and (ii) offering to divest to others and/or hold separate, and divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any portion of its and/or its Subsidiaries' business, assets or properties, other than any such action pursuant to clause(s) (i) and/or (ii) requiring any divestiture, holding separate (including by establishing a trust or otherwise) or sale (by whatever means) of (or any agreement to do any of the foregoing) any material assets of any party. In connection with and without limiting the foregoing, the Parent and the Company shall (i) take all action reasonably necessary to ensure that neither Section 203 of the DGCL, nor any other state takeover statute or similar statute or regulation (other than the Wisconsin Corporate Takeover Law) is or becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions (including the Wisconsin Corporate Takeover Law), take all action reasonably necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or eliminate the effect of such statute or regulation on the Offer, the Merger and the other Transactions. The Company, the Parent and the Purchaser shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions.

     Section 7.2 Certain Filings; Cooperation in Receipt of Consents. The Company and the Parent shall cooperate with one another in (x) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (y) taking any such other actions, obtaining any consents, approvals or waivers or making any filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, the Parent and the Company shall each (i) file any notification and report forms and related material that it may be required to file in connection with the Transactions with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act as soon as practicable, but in no event later than 10 business days after the date of this Agreement, (ii) use its reasonable best efforts to obtain an early termination of the applicable waiting period, (iii) make any further filings pursuant thereto that may be necessary, proper or advisable, (iv) make any filings or obtain any other consents required by any foreign Governmental Entity and (v) make all filings and obtain any other consents required by the Wisconsin Corporate Takeover Law. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the Transactions.

     Section 7.3 Public Announcements. The parties shall consult with each other before issuing any press release or SEC filing (including, without limitation, the Offer Documents, the Schedule 14D-9 and the Information Statement) or making any public statement or communication with respect to this Agreement or the Transactions and, except as may be required by fiduciary duties, applicable law or any listing agreement with any national securities exchange, will not issue any such press release or SEC filing or make any such public statement or communication prior to such consultation. The Company agrees to give reasonable consideration to all comments provided by the Parent.

     Section 7.4 Access to Information. From the date hereof until the Effective Time and subject to applicable law, the Company shall (i) give to the Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records,
(ii) furnish or make available to the Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the Parent in its investigation. Any investigation pursuant to this Section 7.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Unless otherwise required by law, the Parent will hold, and will cause its officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement. No information or knowledge obtained in any investigation pursuant to this Section
7.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     Section 7.5 Notices of Certain Events. The Company and the Parent shall promptly notify the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Entity in connection with the Transactions; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company or to the knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting the Parent or any of its Subsidiaries (including the Purchaser), on the one hand, or the Company or any of its Subsidiaries, on the other hand, which relate to the consummation of the Transactions; and (iv) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of such party set forth in this Agreement, provided that no such notification pursuant to clause (iv) shall affect or be deemed to modify any representation or warranty made by the party giving such notice.

     Section 7.6 Transfer Taxes. The Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications, questionnaires or other documents regarding any real property transfer, stamp, recording, documentary, gains, sales, use, value added, stock transfer or other taxes and any other fees and similar taxes which become payable to any Taxing Authority in connection with the Merger, other than withholding taxes (collectively, the "Transfer Taxes"). Except as specifically provided in this Agreement, from and after the Effective Time, the Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Shares, all Transfer Taxes.

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.1 Conditions to Each Party's Obligation To Effect the Merger. The obligations of the Company, the Parent and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained, if required by applicable law, in order to consummate the Merger; provided however that neither the Parent nor the Purchaser may invoke this condition if either of them or any of their respective affiliates shall have failed to vote Company Common Shares as contemplated by this Agreement;

          (b) No Injunction. (i) No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and (ii) there shall be no judgment, decree order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; provided that no party may invoke the condition in (ii) of this Section if it or any of its affiliates shall have failed to employ its reasonable best efforts to oppose, contest and resolve such order or injunction; and

          (c) Purchase of Company Common Shares in Offer. The Parent, the Purchaser or their affiliates shall have purchased Company Common Shares pursuant to the Offer; provided that neither the Purchaser nor the Parent shall be entitled to invoke on this condition if either of them shall have failed to purchase Company Common Shares pursuant to the Offer in breach of their obligations under this Agreement.

                                 ARTICLE IX

                                 TERMINATION

     Section 9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by mutual written agreement of the Parent and the Purchaser, on the one hand, and the Company, on the other hand; provided that any such agreement by the Company after the Share Purchase Date shall have been duly authorized by at least 8 of the 9 directors of the Company (or such other number of directors that ensures that at least a majority of the Independent Directors has granted such approval) at a time when there are at least 3 Independent Directors serving on such board;

          (b)  by either the Parent or the Company:

               (i) if (A) the Offer terminates or expires in accordance with its terms without any Company Common Shares being purchased therein or (B) the Purchaser has not accepted for payment any Company Common Shares tendered pursuant to the Offer by the Outside Date; provided however that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Parent or the Purchaser, as the case may be, to purchase Company Common Shares pursuant to the Offer on or prior to such date;

               (ii) if there is any law or regulation that makes consummation of the Offer or Merger illegal or otherwise prohibited or if any Governmental Entity having competent jurisdiction shall have issued an order, decree, ruling or injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Company Common Shares pursuant to the Offer or the Merger and such order, decree, ruling or injunction or other action shall have become final and non-appealable and, prior to such termination, the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such action or inaction;

          (c)  by the Company prior to the Share Purchase Date if:

               (i) the Parent or the Purchaser (A) fails to commence the Offer within the number of days specified in Section 1.1(a), or (B) makes any change to the Offer in contravention of the provisions of this Agreement;

               (ii) (A) the representations and warranties of the Parent and/or the Purchaser contained in Article IV of this Agreement shall not be true and correct in any material respect either (x) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination, or (B) the Parent or the Purchaser materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and
     (B), such breach or failure cannot be or has not been cured in all material respects within 30 days after the giving of written notice thereof to the Parent or the Purchaser;

               (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal, in accordance with Section 5.3; provided that the Company makes payment of the Termination Fee in accordance with Section 9.3; or

          (d) by the Parent or the Purchaser prior to the Share Purchase Date, if:

               (i) (A) the representations and warranties of the Company contained in Article III of this Agreement shall not be true and correct in any respect that causes a failure of the condition set forth in clause (c) of Exhibit A, or (B) the Company materially breaches or materially fails to perform its covenants or other agreements contained herein which breach or failure cannot be or has not been cured in all material respects, prior to the earlier of the date that is (x) thirty
     (30) days after the giving of written notice thereof to the Company or
     (y) two (2) business days prior to the date on which the Offer expires;

               (ii) the Company's board of directors (A) withdraws or modifies in a manner adverse to the Parent or the Purchaser the Company Tender Recommendation; or

     (B) fails to reconfirm the Company Tender Recommendation within 3 business days after receipt of a request by the Parent or the Purchaser, provided that any such request may be made only one time within 3 business days after notice of any of the following events (as any of the following events may occur from time to time): (i) receipt by the Company of an Acquisition Proposal, (ii) any material change to an existing Acquisition Proposal,
     (iii) a public announcement of any transaction to acquire a material portion of the Company Common Shares by a Person other than the Purchaser, the Parent or any of their Subsidiaries or affiliates other than an existing Acquisition Proposal, (iv) any extension of the Offer, and (v) any other material event or circumstance reasonably related to the Offer;

               (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal, in accordance with the provisions of Section 5.3; or

               (iv) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Parent, the Purchaser, any of their respective subsidiaries or affiliates or any person acting in concert with the Parent, the Purchaser or any of their respective Subsidiaries or affiliates, shall have become the beneficial owner of more than 35% of the outstanding Company Common Shares (the "Triggering Person") on a Fully-Diluted Basis; provided that this provision shall not apply to any person or group that owns more than such percentage on the date hereof.

     Section 9.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except (i) for fraud or for any liability of any party then in breach and (ii) for the obligation to pay the fees and expenses (including the Termination Fee, if any) as contemplated by Section 9.3(b); provided that the provisions of this
Section 9.2, Section 9.3 and Article X and the second to last sentence of
Section 7.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Section 9.3 Fees and Expenses.

          (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection herewith and the Transactions shall be paid by the party incurring such expenses (including any HSR Act filing fees), whether or not any of the Transactions are consummated.

          (b) The Company shall pay to the Parent a termination fee equal to $77.5 million, plus documented out-of-pocket expenses of the Parent not to exceed $4.0 million incurred in connection with this Agreement other than primarily as a result of the termination of this Agreement (the "Termination Fee"):

               (i)   if this Agreement is terminated by the Company pursuant to
     Section 9.1(c)(iii);

               (ii) if this Agreement is terminated by the Parent or the Purchaser pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii);

               (iii) if this Agreement is terminated by either the Parent, the Purchaser or the Company pursuant to Section 9.1(b)(i), but only if (A) the Minimum Condition was not satisfied or, with the consent of the Company, waived and all other conditions set forth in Exhibit A were satisfied or, with the consent of the Company, waived at the Expiration Date of the Offer, (B) after the date hereof and prior to such termination, an Acquisition Proposal had been publicly announced and not withdrawn or abandoned at the time of termination and
(C) within 12 months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal;

               (iv) if this Agreement is terminated by either the Parent or the Purchaser pursuant to Section 9.1(d)(i)(B), but only if (A) after the date hereof and prior to such termination, an Acquisition Proposal had been publicly announced and not withdrawn or abandoned at the time of termination and (B) within 12 months after such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal (or announces its intention to do so); or

               (v) if this Agreement is terminated by either the Parent or the Purchaser pursuant to Section 9.1(d)(iv), but only if within 12 months after such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal with the Triggering Person;

provided however that no Termination Fee shall be payable if both (A) the Purchaser or the Parent was in willful and material breach (which for purposes of this clause shall mean a willful breach that has a material adverse effect on consummating the transactions contemplated hereby) of its representations, warranties or obligations under this Agreement at the time of termination and
(B) the Company has given to the Parent or the Purchaser, as the case may be, written notice of such willful and material breach at or prior to the time of such termination and a reasonable opportunity to cure such breach, if curable; provided further that in no event shall Purchaser be entitled to receive payment of more than one Termination Fee hereunder.

         (c) The Termination Fee shall be made by wire transfer of immediately available funds to the Parent (i) in the case of a termination described in Section 9.3(b)(i), concurrent with such termination, (ii) in the case of a termination described in Section 9.3(b)(ii), on the next business day following the date of termination, (iii) in the case of a termination described in Section 9.3(b)(iii), no later than simultaneously with the earliest to occur of the events set forth in subclause (C) of Section 9.3(b)(iii), (iv) in the case of a termination described in Section 9.3(b)(iv), no later than simultaneously with the earliest to occur of the events set forth in subclause (B) of Section 9.3(b)(iv) and (v) in the case of the events described in Section 9.3(b)(v), simultaneously with the Company entering into the definitive agreement described in Section 9.3(b)(v).

         (d) The Parent shall be solely responsible for payment of all expenses relating to the preparation, printing and distribution of the Offer Documents and the Information Statement (or Proxy Statement, as the case may be).

         (e) The parties hereto agree that the provisions contained in this
Section 9.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement where a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 9.3(b) are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 9.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in this Section except in the event of a willful material breach by the Company, in which case any claim for damages therefor shall be reduced by the amount of any Termination Fee actually paid.


                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Waivers and Amendments. Subject to Section 1.3(b), at any time prior to the Effective Time, the parties hereto, by action taken by or pursuant to resolutions of their respective boards of directors, may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) except for adoption of this Agreement by the stockholders of the Company, waive compliance with any of the agreements or conditions contained herein. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 1.3(b), any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Parent and the Purchaser or in the case of a waiver, by the party against whom the waiver is to be effective.

     Section 10.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to the Parent or the Purchaser, to:

                   Sears, Roebuck and Co.
                   3333 Beverly Road
                   Hoffman Estates, IL  60179
                   Attention: Senior Vice President and General Counsel
                   Facsimile: (847) 286-2471

                   with a copy (which shall not constitute notice) to:

                   Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 W. Wacker Drive
                   Chicago, IL  60606
                   Attention: Gary P. Cullen, Esq.
                   Facsimile: (312) 407-0411

                   and

               (b) if to the Company, to:

                   Lands' End, Inc.
                   5 Lands' End Lane
                   Dodgeville, WI
                   Attention: Senior Legal Officer
                   Facsimile: (608) 935-6550

                   with a copy (which shall not constitute notice) to:

                   Kirkland & Ellis
                   200 East Randolph Drive
                   Chicago, IL  60601
                   Attention: Robert S. Osborne, P.C.
                   Facsimile: (312) 861-2200

     Section 10.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 12, 2002. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act. As used in this Agreement, the term "Knowledge of the Company" means the actual knowledge, after reasonable inquiry, of David F. Dyer, the President and Chief Executive Officer, Donald R Hughes, the Executive Vice President and Chief Financial Officer, Jeffrey A. Jones, the Chief Operating Officer, Karl A. Dahlen, Vice President, Senior Legal Officer, and Mindy C. Meads, the Executive Vice President of Merchandising of the Company. As used in this Agreement, the term "person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

     Section 10.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.1 hereof is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement, which Agreement shall remain in full force and effect.

     Section 10.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 10.8 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported transfer or assignment in violation hereof shall be null and void.

     Section 10.10 Headings. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     Section 10.11 Specific Performance. Except under such circumstances as cause a Termination Fee to be payable, (i) each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages and (ii) it is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

                                    * * * * *

         IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                SEARS, ROEBUCK AND CO.


                                By: /s/ Alan J. Lacy
                                    --------------------------------------------
                                    Name:  Alan J. Lacy
                                    Title: President and Chief Executive Officer


                                INLET ACQUISITION CORP.

                                By: /s/ Glenn R. Richter
                                    --------------------------------------------
                                    Name:  Glenn R. Richter
                                    Title: President


                                LANDS' END, INC.

                                By: /s/ David F. Dyer
                                    --------------------------------------------
                                    Name:  David F. Dyer
                                    Title: President and Chief
                                           Executive Officer

                                                                     EXHIBIT A

                         CONDITIONS TO THE TENDER OFFER
                         ------------------------------

          Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Company Common Shares promptly after termination or withdrawal of the Offer), pay for any Company Common Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Company Common Shares tendered (in each case, in accordance with the Agreement), if (I) the Minimum Condition shall not have been satisfied or, with the consent of the Company, waived after the Offer has remained open for at least 20 business days, (II) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (III) at any time prior to the acceptance for payment of Company Common Shares, any of the following events shall have occurred and be continuing:

          (a) there shall have been enacted, entered, enforced or promulgated by any Governmental Entity any statute, rule, regulation, legislation, judgment, order or injunction, other than the routine application of the waiting period provisions of the HSR Act, which, directly or indirectly, (i) prohibits or makes illegal or otherwise directly or indirectly restrain or prohibit the Offer, the acceptance for payment of, or payment for, any Company Common Shares by the Parent or the Purchaser; (ii) prohibits or materially limits the ownership or operation by the Company, the Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company or any of its Subsidiaries or compels the Company, the Parent or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, the Parent or any of their Subsidiaries; or (iii) imposes material limitations on the rights of ownership of the Parent, the Purchaser or any other affiliate of the Parent with respect to the Company Common Shares; provided that the Purchaser shall have used its reasonable best efforts to resist, resolve, defend against or lift, as applicable, such statute, rule, regulation, legislation, judgment, order or injunction;

          (b) there shall have occurred and continue to exist (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (iii) any limitation (whether or not mandatory) by any U.S. Governmental Entity that materially and adversely affects the extension of credit by banks or other lending institutions in the United States;

          (c) the representations and warranties of the Company contained in
Article III of this Agreement (which for these purposes shall exclude all qualifications or exceptions relating to "materiality" and/or Company Material Adverse Effect) shall not be true and correct, either (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (ii) as to all other representations and warranties, as of the date of determination, in either case (other than with respect to Section 3.5, which shall be true and correct in all material respects), except where the failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that such breach or failure cannot be or has not been cured in all material respects prior to the earlier of the 30th day after the giving of written notice thereof to the Company and the then current Expiration Date;

          (d) the Company shall have failed to perform in any material respect any obligation under this Agreement or to comply in any material respect with any of its covenants or other obligations under this Agreement;

          (e) the board of directors of the Company (or a special committee thereof) (i) shall have withdrawn, modified or changed in a manner adverse to the Parent and the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger, (ii) shall have recommended or announced a neutral position with respect to an Acquisition Proposal, (iii) shall have adopted any resolution to effect the foregoing, or (iv) fails to reconfirm the Company Tender Recommendation within 3 business days after receipt of a request by the Parent or the Purchaser, provided that any such request may be made only one time within 3 business days after notice of any of the following events (as any of the following events may occur from time to time): (i) receipt by the Company of an Acquisition Proposal, (ii) any material change to an existing Acquisition Proposal, (iii) a public announcement of any transaction to acquire a material portion of the Company Common Shares by a Person other than the Purchaser, the Parent or any of their Subsidiaries or affiliates other than an existing Acquisition Proposal, (iv) any extension of the Offer, and (v) any other material event or circumstance reasonably related to the Offer;

          (f) any applicable waiting period under the HSR Act relating to the Offer and the Merger shall not have expired or been terminated and all material consents, approvals and authorizations required to be obtained prior to the consummation of the Offer and the Merger by the parties hereto from governmental and regulatory authorities to consummate the Offer and the Merger, shall not have been made or obtained, as the case may be;

          (g) this Agreement shall have been terminated in accordance with its terms; which, in the sole good faith judgment of the Purchaser in any such case, makes it inadvisable to proceed with the Offer and/or such acceptance for payment of or payment for the Company Common Shares.

          The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent regardless of the circumstances giving rise to any such condition or may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of the Parent or the Purchaser, except that the conditions in clause (I) and paragraph (f) above may not be waived by the Parent or the Purchaser without the prior written consent of the Company. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.